FOR IMMEDIATE RELEASE		Exhibit 99.1

Contact:	Paul G. Gabos (727) 530-7700

LINCARE HOLDINGS INC. ANNOUNCES FOURTH QUARTER

AND YEAR ENDED 2006 FINANCIAL RESULTS

Clearwater, Florida (February 12, 2007) — Lincare Holdings Inc. (NASDAQ:LNCR), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the fourth quarter and year ended December 31, 2006.

For the quarter ended December 31, 2006, revenues were $368.1 million, a 13% increase over revenues of $326.1 million for the fourth quarter of 2005. The 13% increase in revenues is estimated by the Company to be comprised of 13% internal growth partially offset by a 3% reduction in Medicare pricing, and a 3% contribution from acquisitions. Net income for the quarter ended December 31, 2006, was $57.0 million compared to net income of $55.1 million for the fourth quarter of 2005. Diluted earnings per share were $0.59 for the quarter ended December 31, 2006, compared with $0.54 diluted earnings per share for the comparable prior year period.

Revenues for the year ended December 31, 2006, were $1.41 billion, an 11% increase over revenues of $1.27 billion for the comparable period in 2005. The 11% increase in revenues is estimated by the Company to be comprised of 13% internal growth partially offset by a 5% reduction in Medicare pricing, and a 3% contribution from acquisitions. Net income for the year ended December 31, 2006, was $213.0 million compared to net income of $213.7 million for the prior year. Diluted earnings per share were $2.16 for the year ended December 31, 2006, compared with $2.06 diluted earnings per share for the comparable period last year.

The financial results for the fourth quarter and year ended December 31, 2006 were impacted by the required adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share –Based Payment,” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS No. 123R as of January 1, 2006 using the modified prospective method, and accordingly, recognized $5.1 million and $20.3 million of pre-tax compensation expense during the fourth quarter and year ended December 31, 2006, respectively.

During the fourth quarter of 2006, Lincare completed the acquisition of two businesses with annual revenues of approximately $47.0 million. The acquired businesses were located in Alabama, Arkansas, Colorado, Florida, Georgia, Illinois, Louisiana, North Carolina, New Jersey, New York, Pennsylvania, Texas and Virginia. Lincare acquired 10 businesses with annual revenues of approximately $67.0 million during the 2006 fiscal year.

Lincare added 51 new operating centers in the fourth quarter, with 12 of those locations derived from internal expansion and 39 locations derived from acquisitions. For the year ended December 31, 2006, Lincare added 95 new operating centers, with 53 derived from internal expansion and 42 derived from acquisitions. The total number of Lincare locations expanded to 978 at the end of 2006.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in 2006. We remain committed to our strategy of expanding market share in our core respiratory product lines and making selective acquisitions while controlling costs and reinvesting capital to support growth. As the nation’s leading provider of chronic respiratory disease management therapies in the home setting, we serve a growing population of chronically ill seniors that require our continuous support throughout the progression of their disease. As a home-based provider of cost-efficient health care services to our nation’s seniors, we offer an attractive and preferred alternative that can avoid or delay higher-cost acute and facility-based care.”

Mr. Byrnes continued, “We believe that a local, community-based approach to health care is essential to responding to the needs of each local market. Our customers and referring physicians depend on us for prompt and responsive care. We continue to invest in establishing locations in a growing number of communities and building our local reputation for delivering the highest quality equipment and services, customer support and clinical expertise available.”

Mr. Byrnes added, “We also continue to look for opportunities to expand our reach into markets where we believe we can add value and compete on the basis of efficiency and quality of care. Our expanding presence in the market for treatment of sleep-related disorders and our entrance into the pediatric respiratory care market, through an acquisition in 2006, will serve to broaden our product offering and diversify our third-party payor mix in the future.”

Lincare generated $328.7 million of cash from operating activities during 2006. Investments of cash during the year included $106.0 million in net capital expenditures and $60.1 million in business acquisition expenditures. The Company repurchased approximately 6.5 million shares of its common stock during the year for $246.7 million. As of December 31, 2006, long-term obligations were $275.0 million, current maturities outstanding under our revolving credit facility were $60.0 million and cash and short-term investments were $25.1 million.

The Company’s revenues and earnings are expected to be impacted in fiscal year 2007 by reductions in Medicare reimbursement for certain items provided by the Company to Medicare beneficiaries. The Company is still evaluating the potential impact of these changes to its business, but estimates that revenues in 2007 will be negatively impacted by approximately $35.0 million to $40.0 million. The Medicare reimbursement changes included in this preliminary estimate include changes in the payment methodology for items of durable medical equipment (“DME”) in the capped rental payment category, a change in the payment classification of certain respiratory assist devices to the capped rental payment category, adjustments to the payment amounts for inhalation drugs reimbursed pursuant to manufacturers’ average sales price (“ASP”) data calculated quarterly by the Centers for Medicare and Medicaid Services (“CMS”) and reductions in the monthly payment amount for oxygen and oxygen equipment set to take effect in 2007. These estimates do not include the potential impact from implementation of a competitive acquisition program for oxygen and DME in 2007 or the potential impact from a pending inhalation drug national coverage decision by CMS.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 670,000 customers in 47 states.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the 2006 interim periods.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	December 31, 2006	December 31, 2005
Net revenues	$368,064	$326,148

Costs and expenses:
Costs of goods and services	83,162	63,767
Operating expenses	86,633	76,359
Selling, general and administrative expenses	74,269	64,805
Bad debt expense	5,521	4,892
Depreciation expense	26,600	24,634
Amortization expense	204	417

Operating income	91,675	91,274
Interest and Other expense	1,987	2,132
Income before income taxes	89,688	89,142
Income taxes	32,720	34,047

Net income	$56,968	$55,095

Basic earnings per common share	$0.62	$0.57

Diluted earnings per common share	$0.59	$0.54

Weighted average number of common shares outstanding	92,268,701	96,861,438

Weighted average number of common shares and common share equivalents outstanding	98,780,582	103,938,408

	For the twelve months ended
	December 31, 2006	December 31, 2005
Net revenues	$1,409,795	$1,266,627

Costs and expenses:
Costs of goods and services	316,103	253,260
Operating expenses	331,960	295,420
Selling, general and administrative expenses	291,623	251,839
Bad debt expense	21,147	18,999
Depreciation expense	100,499	93,260
Amortization expense	1,467	1,682

Operating income	346,996	352,167
Interest and Other expense	7,153	9,101
Income before income taxes	339,843	343,066
Income taxes	126,862	129,370

Net income	$212,981	$213,696

Basic earnings per common share	$2.26	$2.16

Diluted earnings per common share	$2.16	$2.06

Weighted average number of common shares outstanding	94,209,297	98,913,289

Weighted average number of common shares and common share equivalents outstanding	101,081,123	106,305,534

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	December 31, 2006	December 31, 2005
Cash and short-term investments	$25,075	$46,969

Accounts Receivable, Net	181,211	144,130

Long-Term Obligations, including
Current Maturities of Bank Debt	335,000	275,436